Exhibit 10.11

Summary of Non-Employee Director Compensation

Officers of our managing general partner who also serve as directors will not receive additional compensation. Each director receives cash compensation of $25,000 per year for attending our regularly scheduled quarterly board meetings. Each non-employee director receives $1,000 for each special meeting of the board of directors attended and $1,000 per compensation, audit or conflicts committee meeting attended. The chairman of the audit committee receives an annual fee of $5,000 per year and the chairman of the compensation committee receives an annual fee of $1,000 per year. Furthermore, each non-employee director receives an annual grant of restricted units under the long-term incentive plan equal to $25,000 in value. These units vest ratably over three years beginning one year from the grant date. Each non-employee director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director is fully indemnified for actions associated with being a director to the extent permitted under Delaware law.

On November 12, 2010, the compensation committee approved a new compensation package for our non-employee directors. Beginning on January 1, 2011, each non-employee director will receive cash compensation of $40,000 per year for attending our regular board and distribution meetings. Each non-employee director will receive $1,000 for each special meeting or committee meeting attended. The chairman of the audit committee will receive an annual fee of $10,000 per year and the chairman of the compensation committee will receive an annual fee of $2,000 per year. Furthermore, each non-employee director will receive an annual grant of restricted units under the long-term incentive plan equal to $50,000 in value. These units will vest ratably over three years beginning one year from the grant date.